Exhibit 10.3.2
SPECIAL AMENDMENT
TO THE
TELEFLEX 401(k) SAVINGS PLAN

Background Information

A.
Teleflex Incorporated (“Company”) previously adopted and maintains the Teleflex 401(k) Savings Plan (“Plan”) for the benefit of its eligible employees and the eligible employees of its affiliated entities that have elected to participate in the Plan and their beneficiaries.

A.	The Company, as sponsor of the Plan, filed a determination letter application for the Plan with the Internal Revenue Service on January 29, 2015.

B.	The Financial Benefit Plans Committee (“Committee”) is authorized to amend the Plan in accordance with its charter and bylaws.

C.	The Committee desires to amend the Plan to incorporate various changes requested by the Internal Revenue Service as a condition for obtaining a favorable determination letter.

D.	Section 13.02 of the Plan authorizes the Committee to amend the Plan in accordance with its charter and bylaws.

E.
The Committee previously authorized the appropriate directors, officers or employees of the Company, or other authorized representatives so designated by the Company to secure a favorable determination letter from the Internal Revenue Service for the Plan, including, without limitation, the adoption and execution of any amendment to the Plan required by the Internal Revenue Service, as prepared with advice of counsel to the Company.

Special Amendment to the Plan
The Plan is hereby amended as follows:

2.	The following sentences are hereby added to the first paragraph of Section 1.24 of the Plan, “ESOP Loan,” to read as follows:
“For purposes of the Plan, an “exempt loan,” is a loan that satisfies the requirements of Treasury Regulations Section 54.4975-7(b). Except as provided in Section 5.09, or as required by applicable law, no security acquired by the Plan with the proceeds of an exempt loan may be subject to a put, call, or other option, or buy-sell or similar arrangement while held by and when distributed by the Plan, whether or not the Plan then has a qualified employee stock ownership plan feature, and these protections and rights are nonterminable.”

3.	Section 1.25 of the Plan, “ESOP Stock,” is hereby amended by adding a new sentence to the end thereof to read as follows:
“If the ESOP Stock is not readily tradable on an established securities market, all valuations of the ESOP Stock with respect to activities carried on by the Plan will be by an independent appraiser who meets requirements similar to the requirements of the Treasury Regulations under Code Section 170(a)(1).”

3.	Section 8.06 of the Plan, “Employee Stock Ownership Plan,” is hereby amended by adding a new paragraph to the end thereof to read as follows:
“The assets of the Plan, if any, attributable to employer securities acquired by the Plan in a sale to which Code Section 1042 applies, if any, will not be allocated to certain Participants as specified in Code Section 409(n)(1) during the nonallocation period.”

4.	All other terms and provisions of the Plan shall remain unchanged.
TELEFLEX INCORPORATED

By:     /s/ Jake Elguicze
    Date:         8/12/2015

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